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                                                                    EXHIBIT 99.1

CONTACT:
BMC Communications/Trout Group                 Enchira Biotechnology Corporation
Brad Miles x17 (for media inquiries)           Paul G. Brown, III
Jonathan Fassberg x16 (for investor inquiries) President
(212) 477-9007                                 (281) 364-6140


           NASDAQ APPROVES TRANSFER OF ENCHIRA BIOTECHNOLOGY STOCK
                            TO NASDAQ SMALLCAP MARKET

      THE WOODLANDS, TEXAS - JUNE 7, 2002 - Enchira Biotechnology Corporation (NASDAQ: ENBC) today announced that the Nasdaq Stock Market has approved the company's request to transfer its common stock to the Nasdaq SmallCap Market from the Nasdaq National Market effective opening of business, June 7, 2002. The stock will continue trading under the symbol ENBC. The company requested the transfer to the Nasdaq SmallCap Market because it was unable to meet the $1.00 per share closing bid requirement of the Nasdaq National Market for the minimum number of consecutive trading days. The Nasdaq SmallCap Market has the same $1.00 closing bid requirement, but the company has until at least August 13, 2002 to demonstrate compliance with such requirement under Nasdaq SmallCap Market rules for a period of at least ten consecutive trading days. If the company fails to demonstrate compliance by August 13, 2002, the company may be eligible for a grace period of 180 days after such date to demonstrate compliance with the $1.00 closing bid requirement if the company is in compliance with the Nasdaq SmallCap Market core listing standards.

      Paul G. Brown, III, President of Enchira noted, "We are extremely pleased that Nasdaq has approved our move to the Small Cap Market, thus enabling our shareholders to continue to trade their shares thru the Nasdaq Stock Market. We are hopeful that this decision will provide us the necessary time to explore strategic alternatives or come into compliance."

      Enchira Biotechnology is a drug discovery and development company engaged in the development of Anti-Cancer Ligand (ACL(TM)) proteins that bloCk validated receptor tyrosine kinase targets implicated in the most aggressive forms of cancer. Additional information is available at the Company's website: http://www.enchira.com.

      THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO THE CONTINUED LISTING OF THE COMPANY'S STOCK ON THE NASDAQ NATIONAL AND SMALL CAP MARKETS, THE DISCOVERY AND DEVELOPMENT OF MOLECULES FOR TREATING VARIOUS DISEASES, AND POTENTIAL STRATEGIC TRANSACTIONS, THAT ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING BUT NOT LIMITED TO, THE ABILITY TO SUCCESSFULLY REDEPLOY THE COMPANY'S ASSETS IN A TIMELY MANNER AND TO REALIZE VALUE FOR THE COMPANY'S ASSETS. SHOULD THESE RISKS AND UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF CERTAIN ADDITIONAL RISKS AND ASSUMPTIONS, SEE "RISK FACTORS" INCLUDED IN THE COMPANY'S SEC FILINGS.

SOURCE: Enchira Biotechnology Corporation